Exhibit 10.1

September 9, 2018

Via Email

Imran Khan

Re: Transition Agreement

Dear Imran,

This letter outlines the terms of your voluntary resignation from Snap Inc. (“Snap”). Snap sincerely appreciates all of your hard work in your role as Chief Strategy Officer. You helped build this company to where it is today, and we wish you success in your future endeavors.

1.

While you remain at Snap, Snap will continue to pay you your base salary and you will continue vesting your unvested restricted stock units (“RSUs”) pursuant to the applicable RSU Agreement, in each case subject to required deductions and withholdings.

2.

On your last day, Snap will calculate and accelerate the pro rata number of unvested RSUs (the “Accelerated Shares”) for each day worked after your most recent vesting date as of your last day, provided that you continue to comply with your Employee Confidential Information and Inventions Assignment Agreement signed on December 5, 2014, and the applicable RSU agreements. The remaining unvested RSUs will be forfeited. Subject to Board approval, the Accelerated Shares will be delivered in the next month’s scheduled settlement date following your last day.

3.

You confirm that this transition is not related to any disagreement with Snap on any matter relating to Snap’s accounting, strategy, management, operations, policies, or practices (financial or otherwise).

If this Agreement is acceptable to you, please sign below and return the original to Snap.

Sincerely,

/s/ Mike O’Sullivan
Mike O’Sullivan General Counsel Snap Inc.

Accepted and agreed:

/s/ Imran Khan
Imran Khan

WWW.SNAP.COM    2772 Donald Douglas Loop North, Santa Monica, California 90405